Exhibit 23

CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-253774 and 333-277399) and S-8 (Nos. 333-120312 and 333-272771) of NewMarket Corporation of our report dated February 27, 2024 relating to the financial statements of AMPAC Intermediate Holdings, LLC, which appears in this Current Report on Form 8-K/A.
/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
February 28, 2024